As filed with the Securities and Exchange Commission on May 25, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XELR8 Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	84-1575085
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

480 S. Holly Street
Denver, Colorado 80246
(303) 316-8577

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John D. Pougnet
Chief Executive Officer
XELR8 Holdings, Inc.
480 S. Holly Street
Denver, Colorado 80246
(303) 316-8577

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gary A. Agron
Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111
(303) 770-7254

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

calculation of Registration fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Aggregate offering price	Amount of registration fee
Common Stock $.001 Par Value	3,000,000 shares	$2.50	(1)	$7,500,000	$230.25
Common Stock $.001 Par Value Underlying the Common Stock Purchase Warrants	1,323,500 Shares	$2.50	(1)	$3,308,750	$101.58
Totals				$10,808,750	$331.83

(1)             Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933 based upon the closing price of $2.50 per share of the registrant’s common stock on May 24, 2007 on the American Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT COVERING THE SECURITIES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion

Preliminary Prospectus Dated                  , 2007

XELR8 Holdings, Inc.

3,000,000 Common Stock Shares
1,323,500 Shares of Common Stock Underlying
Common Stock Purchase Warrants

This prospectus relates to the public offering by the selling shareholders of up to 3,000,000 common stock shares and the 1,323,500 shares of common stock underlying the Warrants. None of the selling shareholders are an officer, director or 5% or greater shareholder of our company.

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. Any funds we receive upon exercise of the 1,323,500 common stock purchase warrants will be added to our working capital.

Our common stock is traded on the American Stock Exchange under the symbol “BZI” On May 24, 2007, the last reported sale price of the common stock was $2.50 per share.

See “Risk Factors” beginning at page 6 to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2007

ABOUT US

We develop, sell, market and distribute nutritional supplement products primarily through a direct sales or network marketing system in which independent distributors sell our products, as well as purchase them for their own personal use. We also sell our products directly to professional and Olympic athletes and to professional sports teams.

We formulated our products in 2000 and 2001 for sale to professional and Olympic athletes. We launched our sales and marketing programs to the general public in early 2002 through our internal sales force targeting specialty retail stores, health clubs and personal trainers. During 2003, we refocused our marketing and sales strategy on direct selling through independent distributors. We believe, based upon our sales experience in 2001 and 2002, our products can be more effectively sold through the face-to-face sales method afforded by direct selling. During 2005, we formulated a new line of products that would have a wider appeal to the general public, as they were more functional foods than nutritional supplements, and began marketing them through our existing independent distributors in the latter part of 2005. In conjunction with this, we rebranded the network marketing company and all the products with the name of XELR8—WHAT MOVES YOU. In January 2007 we launched our latest product offering, Bazi™, a dietary supplement drink.

We maintain our principal executive offices at 480 South Holly Street, Denver, Colorado 80246, and our telephone number is (303) 316-8577. Our website is located at http://www.XELR8.com. The information on our website does not constitute a part of this prospectus.

ABOUT OUR SELLING SHAREHOLDERS
AND THE SECURITIES BEING REGISTERED

On March 27, 2007, we completed a private sale of 2,000,000 units of our securities. Each unit consisted of one share of our common stock and one-half of one common stock purchase warrant, for a total of 2,000,000 common shares and 1,040,000 warrants to purchase common stock, (the “Investor Warrants”). This amount includes a penalty grant of 40,000 warrants issued to the investors as the Registration Statement was not timely filed with the Securities and Exchange Commission. In addition to the securities sold, we issued 108,500 warrants to purchase common stock to the selling agents in the private sale (“Selling Agent Warrants”).

In November 2006 and January 2007 we entered into a referral agent agreement and two short term financing agreements whereby we issued 1,000,000 shares of common stock to satisfy the obligations under these agreements.

The names of the 60 selling shareholders and the number of shares of common stock shares and warrants owned by each of them is set forth under “Selling Shareholders.” The prospectus registers for resale 3,000,000 common stock shares and 1,323,500 shares of common stock underlying the warrants. There are no officers, directors or 10 percent shareholders selling. Additionally, there are no NASD members selling, except Glen S Davis, Todd McKnight, Howard Burns, Paulson Investment Company, The Shemano Group, John P Green, Gene Super, Brian Herman, Robert Dombrowski, and James StClair.

In September 2005 and March 2006 we entered into agreements with two communications companies, Elite Financial Communications and Eastgate Associates Ltd, whereby the we paid the companies in cash and issued 100,000 warrants and 75,000 warrants, respectively, to purchase common stock (“Elite and Eastgate Warrants”) as compensation.

The Investor Warrants, Selling Agent Warrants and Elite and Eastgate Warrants are being registered hereby:

Description of Warrants:

Investor Warrants

Description of Warrants

Each entitles the holder to purchase one share of common stock for $1.50 per share at anytime until March 26, 2012.

Redemption of Warrants

At any time after the effective date of this registration statement, we may redeem some or all of the warrants at a price of $0.01 per warrant (subject to adjustment), upon 30 days’ notice so long as the last reported sales price of the common stock has been at least $2.50 for 20 consecutive trading days ending on the day on which notice is given. No other form of notice by publication or otherwise will be required. If we call any warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise of Warrants

A warrant holder may exercise our warrants only if a registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying these warrants are qualified for sale under the securities laws of the state in which the holder resides. We are required to use our best efforts to maintain a current prospectus relating to such shares of our common stock at all times when the market price of our common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so. The warrants may be exercised by delivering to our office the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of warrants being exercised. Warrants may only be exercised to purchase whole shares. Warrant holders will receive cash equal to the current market value of any fractional interest, will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional warrants that remain after exercise if they would then hold warrants to purchase less than one whole share.

Adjustments of Exercise Price of Warrants

The exercise price and redemption price of the warrants are subject to adjustment in specified circumstances, including in the event we declare any stock dividend to shareholders or affect any split or reverse split with respect to our common stock after the effective date of this offering. Therefore, if we affect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the warrants or the current market price of our common stock.

No Voting and Dividend Rights of Warrant Holders

Until exercised, the warrants have no voting, dividend or other shareholder rights.

Selling Agent Warrants

Description of Warrants

Each entitles the holder to purchase one share of common stock for $1.50 per share at anytime until March 26, 2012.

Redemption of Warrants

There are no rights allowing us to redeem these warrants.

Exercise of Warrants

A warrant holder may exercise our warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of common stock underlying these warrants are qualified for sale under the securities laws of the state in which the holder resides. We are required to use our best efforts to maintain a current prospectus relating to such shares of our common stock at all times when the market price of our common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so. The warrants may be exercised by delivering to our transfer agent the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of warrants being exercised. Warrants may only be exercised to purchase whole shares. Warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional warrants that remain after exercise if they would then hold warrants to purchase less than one whole share.

Adjustments of Exercise Price of Warrants

The exercise price and redemption price of the warrants are subject to adjustment in specified circumstances, including in the event we declare any stock dividend to shareholders or affect any split or reverse split with respect to our common stock after the effective date of this offering. Therefore, if we affect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the warrants or the current market price of our common stock.

No Voting and Dividend Rights of Warrant Holders

Until exercised, the warrants have no voting, dividend or other shareholder rights.

Eastgate and Elite Warrants

Description of Warrants

The Eastgate warrants entitle the holder to purchase one common stock share for $2.00 per share at anytime until February 14, 2011 and the Elite warrants entitle the holder to purchase one share of common stock for a weighted average price of $3.63 per share at anytime until September 5, 2010. The weighted average exercise price was based on the following allotments, 50,000 warrants with a price of $2.00, 25,000 warrants with an exercise price of $4.50 and 25,000 warrants with an exercise price of $6.00.

Redemption of Warrants

There are no rights allowing us to redeem these warrants.

Exercise of Warrants

A warrant holder may exercise our warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of common stock underlying these warrants are qualified for sale under the securities laws of the state in which the holder resides. We are required to use our best efforts to maintain a current prospectus relating to such shares of our common stock at all times when the market price of our common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so. The warrants may be exercised by delivering to us the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of warrants being exercised. Warrants may only be exercised to purchase whole shares. Warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional warrants that remain after exercise if they would then hold warrants to purchase less than one whole share.

Adjustments of Exercise Price of Warrants

The exercise price and redemption price of the warrants are subject to adjustment in specified circumstances, including in the event we declare any stock dividend to shareholders or affect any split or reverse split with respect to our common stock after the effective date of this offering. Therefore, if we affect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the warrants or the current market price of our common stock.

No Voting and Dividend Rights of Warrant Holders

Until exercised, the warrants have no voting, dividend or other shareholder rights.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

We have a history of operating losses and a significant accumulated deficit, and we may never achieve profitability.

We have not been profitable since inception in 2001. We had net losses for the year ending December 31, 2006 and year ended December 31, 2005 of $4,669,449 and $5,015,877, respectively, and a net loss of $1,364,109 for the quarter ended March 31, 2007. At March 31, 2007, we had an accumulated deficit of $18,614,390. We may never achieve or maintain profitability. Our ability to achieve and maintain a profit is dependent upon our attracting and maintaining a large base of independent distributors who generate significant sales.

We may need to raise additional funds to fund operations which cannot be assured and would result in dilution to the existing shareholders.

To date, our operating funds have been provided primarily from sales of our common stock ($13,086,991), and by loans from our founder, our chairman and by various stockholders ($4,239,209), through March 31, 2007, and to a lesser degree, cash flow provided by sales of our products. We used $2,992,028 of cash for operations in the year ended December 31, 2006, and we used $4,936,422 of cash for operations in the year ended December 31, 2005 and we used $176,519 of cash for operations in the three months ended March 31, 2007. If our business operations do not result in increased product sales, our business viability, financial position, results of operations and cash flows will likely be adversely affected. Further, if we are not successful in achieving profitability, additional capital will be required to conduct ongoing operations. We cannot predict the terms upon which we could raise such capital or if any capital would be available at all, and what dilution will be casued to the existing shareholders.

We may be unable to continue as a going concern in which case our securities will have little or no value.

Our independent auditors have noted in their reports concerning our financial statements as of December 31, 2006 and 2005 that we have incurred substantial losses since inception, which raises substantial doubt about our ability to continue as a going concern. In the event we are not able to continue operations, you will likely suffer a complete loss of your investment in our securities. See the auditors’ reports on our consolidated financial statements elsewhere in our Annual Report on Form 10-KSB.

Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. Our products were formulated in 2000 and 2001, and we began selling our products to the general public in early 2002. In late 2003, we began to refocus our sales and marketing efforts on direct sales of products through our network of independent distributors. In 2005, we rebranded the network marketing company and launched new products. In January 2007, we continued the development of our product base, launching our latest product offering, a liquid dietary supplement drink. There is no assurance that we will achieve significant sales as a result of this new strategy.

We also may not be successful in addressing our operating challenges such as establishing a viable network of independent distributors, developing brand awareness and expanding our market presence.

Our prospects for profitability must be considered in light of our evolving business model. These factors make it difficult to assess our prospects.

Our failure to recruit, maintain and motivate a large base of productive independent distributors could limit our ability to generate revenues.

To increase revenue, we must increase the sales and recruiting productivity of our independent distributors. We cannot assure you that we will be successful in recruiting and retaining productive independent distributors, particularly since direct sales organizations usually experience high turnover rates of independent distributors. Our independent distributors can terminate their relationships with us at any time. The distributors also typically work on a part-time basis and may engage in other business activities, which may reduce their efforts for us.

In recruiting and keeping independent distributors, we will be subject to significant competition from other direct sales organizations, both inside and outside our industry. Our ability to attract and retain independent distributors will be dependent on the attractiveness of our compensation plan, our product mix, and the support we offer to our independent distributors. Adverse publicity concerning direct sales marketing and public perception of direct selling businesses generally could negatively affect our ability to attract, motivate and retain independent distributors.

Based on our knowledge of the direct selling industry, we anticipate that our independent distributor organization will be headed by a relatively small number of key independent distributors who together with their downline network will be responsible for a disproportionate amount of revenues. We believe this structure is typical in the direct selling industry, as sales leaders emerge in these organizations, and it is the current situation with us. The loss of key independent distributors will adversely affect our revenues and could adversely affect our ability to attract other independent distributors, especially if an independent distributor takes other independent distributors of ours to a competitor or to any other organization.

A change in the amount of compensation paid to our independent distributors could reduce our ability to recruit and retain them and to realize a profit.

One of our significant expenses is the payment of compensation to our independent distributors. This compensation includes commissions, bonuses, awards and prizes. From the date we changed our sales method to direct sales through independent distributors, August 1, 2003, through March 31, 2007, compensation paid to our independent distributors represented 59% of our total revenues. We may change our independent distributor compensation plan in seeking to better manage these incentives, to monitor the amount of independent distributor compensation paid and to prevent independent distributor compensation from having a significant adverse effect on our revenues. Changes to our independent distributor compensation plan may make it difficult for us to recruit and retain qualified and motivated independent distributors. We do not have any current plans to change our distributor compensation plan.

We are not in a position to exert the same level of influence or control over our independent distributors as we could if they were our employees, and we may be subject to significant costs and reputational harm in the event our independent distributors violate any laws or regulations applicable to our operations.

Our independent distributors are independent contractors and, accordingly, we are not in a position to provide the same level of control and oversight as we would if independent distributors were our employees. While we have implemented independent distributor policies and procedures designed to govern independent distributor conduct and to protect our goodwill, there can be no assurance that our independent distributors will comply with our policies and procedures. Violations by our independent distributors of applicable law or of our policies and procedures dealing with customers could reflect negatively on our products and operations and harm our business reputation. To date, we have not experienced any significant problems affecting our products, operations or business reputation caused by distributor violations of our policies and procedures.

In addition, extensive federal, state and local laws regulate our direct selling program. The Federal Trade Commission (“FTC”) or a court could hold us liable for the actions of our independent distributors. The FTC could also find us liable civilly for deceptive advertising if health benefit representations made by our independent distributors are not supported by competent and reliable scientific evidence. If any of these representations made by our independent distributors were deemed fraudulent, the FTC could refer the matter to the Department of Justice for criminal fraud prosecution. Also, the Food and Drug Administration (“FDA”) could seek to hold us civilly and criminally liable for misbranding, for adulteration, or for sale of an unapproved new drug if an independent distributor were to make false or misleading claims, sell a product past its shelf life, or represent that any of our products were intended for use in the cure, treatment, or prevention of a disease or health-related condition. While we train our independent distributors and attempt to monitor our independent distributors’ marketing claims and sales materials, we cannot ensure that all of these materials comply with applicable law.

Our direct selling program through independent distributors could be found not to be in compliance with current or newly adopted laws or regulations, which could subject us to increased costs and reduced distributor participation in sales efforts, and our revenues would decrease significantly.

Our direct marketing program could be found to violate laws or regulations applicable to direct selling marketing organizations. These laws and regulations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulations concerning these types of marketing programs do not include “bright line” rules and are inherently fact-based. Thus, even in jurisdictions where we believe that our direct selling program is in full compliance with applicable laws or regulations governing direct selling programs, we are subject to the risk that these laws or regulations or the enforcement or interpretation of them by governmental agencies or courts can change. The failure of our direct selling program to comply with current or newly adopted laws or regulations could result in costs and fines to us and make our independent distributors reluctant to continue their sales efforts, which would reduce our revenues significantly.

We are also subject to the risk of private party challenges to the legality of our direct selling program. Direct selling programs of some other companies have been successfully challenged in the past. The challenges centered on whether the marketing programs of direct selling companies are investment contracts in violation of applicable securities laws and pyramid schemes in violation of applicable FTC rules and regulations. These challenges have caused direct selling companies to focus greater attention on generating product sales to non-participants or non-distributors. Direct selling companies have addressed these issues by promoting retail sales incentives, tying sales commissions more directly to retail sales and reclassifying those persons who enroll as distributors but do not make sales to other persons as retail customers. An adverse judicial determination with respect to our direct selling program, or in proceedings not involving us directly but which challenge the legality of direct selling systems, could have a material adverse effect on our sales efforts, leading to lower revenues. To date, we have not been subject to any adverse judicial determination with respect to our direct selling program.

During 2006, the FTC proposed a new business opportunity rule. It is currently in the “comment” period during which the FTC is accepting comments from those who wish to make a submission. The new rule proposes the following amendments to the way that network marketing companies do business:

1.     The Disclosure Document. At least seven days before a new distributor can sign a distributor application or make any type of payment to join a program, the sponsor or parent company must provide the prospective distributor with a disclosure document. This document must disclose: (a) Identifying information: This includes the name, address and telephone number of the direct selling company, the name of the sponsor, and the date on which the disclosure document is provided to the prospect; (b) Earnings claim information: If the company or distributor makes earnings claims (which includes “quality of life” claims such as pictures of boats, expensive cars, homes, etc.), an earnings claim statement must be provided which discloses the beginning and ending dates when the represented earnings were achieved, the number and percentage of all distributors who achieved that level of earnings within such time period, and any specific characteristics applicable to the person making the earnings claim that differ from the characteristics of the prospect (e.g., a different geographic location); (c) Legal Claim Disclosures: If the seller, or any affiliate or prior business of the seller, or any of the seller’s officers, directors, managers or similar individuals have been the subject of any civil or criminal action involving misrepresentation, fraud, securities law violations, or unfair or deceptive practices in the prior ten years, the seller must disclose the name of the action, the caption, the court, case number, and the names of the parties; (d) Refund Policy: The seller must disclose the terms of its refund policy; (e) Cancellation and Refund Requests: The seller must disclose the total number of purchasers who have cancelled their business within the preceding two years; (f) Reference List: The seller must state the name, city, state, and telephone numbers of ten people who have purchased the business opportunity within the last three years who are located nearest to the prospect’s location. Otherwise, the company can disclose all of its distributors. The company’s application must also disclose to prospects that if they join, their personal contact information may be disclosed to other future buyers.

2.     Record Retention: The direct sales companies must archive for three years: (a) Each materially different version of all disclosure and earnings claim documents; (b) Each purchaser’s disclosure receipt; (c) Each oral or written cancellation or refund request; (d) All substantiation upon which the seller relies for earnings claims.

The impact of the proposed rule could be: (1) the advance seven day disclosure will cause a reduction in enrollments; (2) providing 10 references closest to an applicant will require a significant investment in advanced software systems; (3) the reference requirement creates a confidentiality problem, as it completely ignores distributors’ right to have their personal information maintained confidential; the identity of our distributors is deemed a trade secret; and (4) the disclosure of legal claims within the specified categories applies to even those claims that were settled without admission of liability, and even applies to disclosure of claims in which the company prevailed on the claims.

We may be held responsible for taxes or assessments relating to the activities of our independent distributors resulting in greater costs to us.

We treat our independent distributors as independent contractors and do not pay social security or similar taxes with respect to compensation paid to them. In the event that we are required to treat our independent distributors as employees, rather than independent contractors, we may be held responsible for social security and related taxes, plus any related assessments and penalties, which could significantly increase our operating costs.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels. There can be no assurance that we or our independent distributors will be in compliance with all of these regulations. A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the Company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the Company or its principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in decreases in revenues.

The FDA regulates our products and our product labeling. Among other matters, the FDA regulates nutrient content and ingredient information, claims of the effect of a dietary supplement or dietary ingredient on a body structure or function, and claims of the effect of a dietary supplement or dietary ingredient on disease or risk of disease. The FDA can initiate civil and criminal proceedings against persons who make false or misleading claims on labels or in labeling, who engage in misbranding, who evidence an intent to sell their products for a therapeutic use not approved by the agency, who sell misbranded products, or who sell adulterated products. The FDA can also require the recall of all products that are misbranded or adulterated.

The FTC has jurisdiction over our product advertising. The FTC can initiate civil proceedings for deceptive advertising and deceptive advertising practices. It can seek for companies to make payments to consumers or disgorgement of profits from the sale of any product held to have been deceptively advertised. The FTC or a federal court can require a company found liable to give notice of the availability of refunds in part or whole for the product purchase price for all products sold through use of advertising deemed deceptive.

State authorities may likewise bring enforcement actions for misbranding, adulteration, and deceptive advertising. Those actions may be pursued simultaneously with federal actions.

On March 13, 2003, the FDA proposed a new regulation to require current Good Manufacturing Practice guidelines (“cGMPs”) in the manufacture, packing, holding, and distribution of nutritional supplements. The proposed rules would establish minimum standards that must be met by all companies that manufacture, package, and hold nutritional supplements in the United States. Violation of those standards would render the products in question presumptively adulterated and unlawful to sell. The proposed cGMPs would require manufacturers to follow procedures that would track nutrients from source to finished product, test nutrients for identity, purity, quality, strength, and composition at each stage of production, and record full compliance with specific regulations governing production, manufacture, and holding of nutritional supplements. The cGMPs are expected to be adopted in 2007. We expect that the cGMPs will increase our product costs by requiring our various contract manufacturers to expend additional capital and resources on quality control testing, new personnel, plant redesign, new equipment, facilities placement, recordkeeping and ingredient and product testing.

The FDA and some state agencies invite the public to complain if they experience any adverse effects from the consumption of nutritional supplements. These complaints may be made public. Regardless of whether complaints of this kind are substantiated or proven, public release of complaints of this type may have an adverse effect upon public perception of us, the quality of our products or the prudence of taking our products. Changes in consumer attitudes based on adverse event reports could adversely affect the potential market for and sales of our products and make it more difficult to recruit and retain independent distributors and obtain endorsers.

We are dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner. If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

We rely entirely on a limited number of third parties to supply and manufacture our products. Our manufacturers produce our products on a purchase order basis only and can terminate their relationships with us at will. Our six primary manufacturers are New Sun Nutrition, LLC, FoodPharma, LLC, Valentine Industries, Inc., Natural Alternatives International Inc., Arizona Packaging and GMP Laboratories of America, Inc. These third parties may be unable to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services. The failure to meet of any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers. In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline. We believe that we can meet our current supply and manufacturing requirements with our current suppliers and manufacturers or with available substitute suppliers and manufacturers. Historically, we have not experienced any delays or disruptions to our business caused by difficulties in obtaining supplies.

We are dependent on our third party manufacturers to supply our products in the compositions we require, and we do not independently analyze our products. Any errors in our product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

While we require that our manufacturers verify the accuracy of the contents of our products, we do not have the expertise or personnel to monitor the production of products by these third parties. We rely exclusively, without independent verification, on certificates of analysis regarding product content provided by our third party suppliers and limited safety testing by them. We cannot be assured that these outside manufacturers will continue to supply products to us reliably in the compositions we require. Errors in the manufacture of our products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues, and loss of distributors and endorsers.

We face significant competition from existing suppliers of products similar to ours. If we are not able to compete with these companies effectively, then we may not be profitable.

We face intense competition from numerous resellers, manufacturers and wholesalers of energy drinks, protein shakes and nutritional supplements similar to ours, including retail, online and mail order providers. We consider the significant competing products in the U.S. market to be Myoplex® for protein drinks, Gatorade® , Powerade®, Acclerade®, and All Sport® for energy drinks, and that Nature’s Bounty, Inc. and General Nutrition Centers, Inc. are the significant producers of vitamins and Xango® and Monavie® for a liquid nutrition drink. Most of our competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than ours, more capital and better access to capital than us. We expect that these competitors may use their resources to engage in various business activities that could result in reduced sales of our products. Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales. In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

Customers and distributors may not be able to distinguish our products by name from competitor’s products.

Due to the similarity of our products name to those of many of our competitor’s products may result in the loss of customers and distributors as well as impair the recruiting efforts of our independent distributors. This could result in the loss of repeat business as well as the inability to generate increased revenue and attract future independent distributors.

Adverse publicity associated with our products, ingredients or direct selling program, or those of similar companies, could adversely affect our sales and revenues.

Adverse publicity concerning any actual or purported failure of our Company or our independent distributors to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of our Company. This, in turn, could negatively affect our ability to obtain endorsers and attract, motivate and retain independent distributors, which would have a material adverse effect on our ability to generate sales and revenues.

Our independent distributors’ and customers’ perception of the safety and quality of our products as well as similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenues.

The results of new nutritional dietary supplement studies could be contrary to general industry knowledge on which the formulation and marketing of our products are based and could materially and adversely impact our product sales. The federal government, research institutes, universities and others regularly conduct research into the use, effectiveness and potential for adverse results from the use of nutritional dietary supplements. Even if adverse studies are subject to substantial criticism or not supported by accepted scientific methodology, publicity surrounding the reports of these studies may result in flat or decreased sales of our products. In the past few years, the effectiveness of, and potential for harm from, some of the leading herbal supplements, which contain ingredients not in our products, have come into question as a result of research studies. These negative study results and other negative publicity could adversely affect the potential market and sales of our products, as well as increase our product returns, resulting in increased expenses to us.

While we have not received any direct negative publicity, the publicized studies associating increased mortality rates with high dosages of Vitamin E has increased awareness of our consumers relating to the safety of the ingredients in our supplements. Additionally, in 2007 there was a study published regarding increased mortality rates in higher doses of antioxidants other than those from natural fruit, berry and vegetable sources which again increased awareness amoung our consumers relating to the safety of the ingredients in our products.

Nutritional supplement products may be supported by only limited conclusive clinical studies resulting in less market acceptance of these products and lower revenues or lower growth rates in revenues.

Our nutritional supplement products are made from vitamins, minerals, amino acids, herbs, botanicals, fruits, berries and other substances for which there is a long history of human consumption. However, there is little long-term experience with human consumption of certain product ingredients or combinations of ingredients in concentrated form. Although we believe all of our products fall within the generally known safe limits for daily doses of each ingredient contained within them, nutrition science is imperfect. Moreover, some people have peculiar sensitivities or reactions to nutrients commonly found in foods and may have similar sensitivities or reactions to nutrients contained in our products. Furthermore, nutrition science is subject to change based on new research. New scientific evidence may disprove the efficacy of our products or prove our products to have effects not previously known. We could be adversely affected in the event that our products should prove to be or if they are asserted to be ineffective or harmful to consumers, or if adverse effects are associated with a competitor’s similar products.

Our products may have higher prices than the products of most of our competitors, which may make it difficult for us to achieve significant revenues.

We may have difficulty in achieving market acceptance of our products because our products are among the highest priced in their categories due to the ingredients that we require in our products. While we believe that our products are superior to competing, lower priced products, consumers must be educated about our products. If we are unable to achieve market acceptance, we will have difficulty in achieving revenue growth, which would likely result in continuing operating losses.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Most of our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Although we maintain product liability insurance, it may not be sufficient to cover product liability claims and such claims could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which if adversely determined could subject us to substantial monetary damages.

A slower growth rate in the nutritional supplement industry could lessen our sales and make it more difficult for us to achieve growth and become profitable.

According to the Nutrition Business Journal (June/July 2006), after a promising recovery in 2003, U.S. Supplement growth flattened overall from 5.7% in 2003 to growth rates of 4.5% and 2.9% in 2005 and

2004, respectively, for total dollar sales of $21.3 billion in 2005. The largest major channel for supplement sales remained natural & specialty retail, which rose 6.2% to $7.74 billion or 36% of the supplement consumer market, while the mass market continued to lose ground, declining 1.5% in 2005 to $6.04 billion. Other channels had more success, with multi-level marketers up 8.6% to $4.2 billion and practitioner and internet sales up 6.7% and 25%, respectively, to $1.54 billion and $0.5 billion, respectively. The negative impacts of Echinacea, Ephedra and low-carb products affected minerals and liquid meal replacements. The negative tide of media is no longer putting problematic categories like ephedra or prohormones at stake, but foundation categories like E, C and even multivitamins.

New products may render our products obsolete and our sales may suffer.

The nutritional supplement market historically has been influenced by “fad” products that became popular due to changing consumer tastes and media attention. Our products may be rendered obsolete by changes in popular tastes as well as media attention on new products or adverse media attention on nutritional supplements, which could reduce our sales. It may be difficult for us to change our product line to adapt to changing tastes. In addition, other “fad” food regimens, such as low carbohydrate diets, may decrease the overall popularity and use of our products, as well as result in higher returns of our products, thereby increasing our expenses.

We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

Because we maintain high levels of inventories to meet the product needs of our independent distributors and customers, a change by us of our product mix could result in write downs of our inventories. For example, in 2006 and 2005 we discontinued certain products and sales tools that we deemed obsolete, and we incurred a write-down against inventory for the year ended December 31, 2006 of $123,511 and a charge against obsolete inventory of $70,335 in 2005. Write downs and charges of this type have historically increased our net losses, and if experienced in the future, will make it more difficult for us to achieve profitability.

Product returns in excess of our estimates could require us to incur significant additional expenses, which would make it difficult for us to achieve profitability.

We have established a reserve in our financial statements for product returns which is based upon our limited historical experience. If this reserve were to be inadequate, we may incur significant expenses for product returns. As we gain more operating experience, we may need to revise our reserves for product returns.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own the formulations contained in some our products. We consider these product formulations our critical proprietary property, which must be protected from competitors. We do not have any patents because we do not believe they are necessary to protect our proprietary rights. Although trade secret, trademark, copyright and patent laws generally provide such protection and we may attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Interruptions to or failure of our information processing systems may disrupt our business and our sales may suffer.

We are dependent on our information processing systems to timely process customer orders, oversee and manage our distributor network and control our inventory, and for our distributors to communicate with their customers and distributors in their network. Since the initial purchase of our technology system in 2001 through December 31, 2006, we had spent $321,530 on technology system upgrades. We have experienced interruptions and may in the future experience interruptions to or failure of our information processing system; however, none of the interruptions to date have materially disrupted our business. Interruptions to or failure of our information processing systems may be costly to fix and may damage our relationships with our customers and distributors, and cause us to lose customers and distributors. If we are unable to fix problems with our information processing systems in a timely manner our sales may suffer.

Loss of key personnel could impair our ability to operate.

Our success also depends on hiring, retaining and integrating senior management and skilled employees, including Sanford D. Greenberg, our founder, John Pougnet, our Chief Executive Officer and Chief Financial Officer, Douglas Ridley, our President, Timothy Transtrum, our Vice President of Operations and Sanjeev Javia, our Vice President of Product Development and Endorser Relations, in order to expand our business. Certain of our officers have employment agreements that have stipulated service terms. As with all personal service providers, our officers can terminate their relationship with us at will. Our inability to retain these individuals may result in our reduced ability to operate our business. We do not have key man life insurance on any of our executive officers.

Provisions in our articles of incorporation and bylaws may prevent a change in control of us which could limit the price that investors may be willing to pay for our securities.

Provisions contained in our articles of incorporation and bylaws could make it more difficult for a third party to acquire us or for our shareholders to change our management. These provisions:

•       give our board of directors the right to set the number of directors between one and nine directors;

•       permit the board of directors to fill vacancies resulting from an increase in the number of directors or the death or resignation of a board member;

•       prohibit cumulative voting in the election of directors; and

•       authorize our board of directors to issue shares of preferred stock in the future without shareholder approval and to determine the rights, preferences, privileges and restrictions of such preferred stock.

These provisions may limit the price that investors are willing to pay in the future for our securities.

The price of our securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as ours with little name recognition in the financial community and without significant revenues can be subject to wide price swings. For example, the bid price of our common stock has ranged from a high $16.25 to a low of $0.19 during the seventeen quarters ended March 31, 2007. The market price of our securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

Speculative traders may anticipate a decline in the market price of our securities and engage in short sales of our securities. Such short sales could further negatively affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management’s attention and resources.

We may issue preferred stock with rights senior to the common stock.

Our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock without shareholder approval and on terms established by our directors. We have no existing plans to issue shares of preferred stock. However, the rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

You should not rely on an investment in our common stock for the payment of cash dividends.

Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in our securities if you require dividend income. Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•       our ability to attract and retain productive independent distributors and endorsers;

•       our relationships with, and our ability to influence the actions of, our independent distributors;

•       adverse publicity associated with our products, similar products of others or direct sales organizations;

•       our ability to continue as a going concern;

•       changing consumer preferences and demands;

•       the competitive nature of our business;

•       regulatory matters governing our products and direct sales program;

•       our reliance on outside manufacturers;

•       the sufficiency of our trademarks and other intellectual property rights; and

•       our reliance on our management team.

Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Risk Factors” in the prospectus.

USE OF PROCEEDS

All of the proceeds from the sale of the common stock offered in this prospectus will be retained by the selling shareholders. We will not receive any of the proceeds from such sales. However, assuming all of the warrants are exercised by the selling shareholders, we would receive gross proceeds of $2,235,250 from those exercises. Any such proceeds will be added to our working capital and used for general corporate purposes.

SELLING SHAREHOLDERS

In March 2006 we sold to the selling shareholders named below 2,000,000 units consisting of 2,000,000 common stock shares and 1,000,000 common stock purchase warrants. In November 2006 and January 2007 we entered into a referral agent agreement and two short term financing agreements whereby we issued 1,000,000 shares of common stock to satisfy the obligations under these agreements. In September 2005 and March 2006 we entered into agreements to two communications companies, Elite Financial Communications and Eastgate Associates Ltd, whereby the we compensated the companies in warrants to purchase common stock, “Elite and Eastgate Warrants”. The prospectus relates to the resale from time to time of the common stock and of the common stock underlying the warrants.

We have filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public 3,000,000 common stock shares and the 1,323,500 underlying shares of our common stock. The selling shareholders have represented to us that they have obtained the securities for their own account for investment only and not with a view to, or resale in connection with, a distribution of the securities in violation of applicable securities laws.

The following table sets out the number of shares of common stock beneficially owned by the selling shareholders and the number of shares underlying the warrants offered by the selling shareholders. Each warrant is exercisable to purchase one share of our common stock.

Name of Stockholder	Number of Shares Owned	Number of Shares Underlying Warrants Owned	Percentage of Outstanding Shares	Number of Shares and Shares Underlying Warrants Offered for Sale	Percetnage of Outstanding Shares Owned Following the Offering
Michael C Aljoe	50,000	26,000	*	76,000	*
Jeffrey P Bash	40,000	20,800	*	60,800	*
Bleu Ridge Consultants, Inc. Profit Sharing Plan and Trust	50,000	26,000	*	38,000	*
Charitable Remainder Trust of Timothy J Brasel	55,000	13,000	*	19,000	*
Charitable Remainder Trust of Mary Jane Brasel	27,500	6,500	*	19,000	*
Charitable Remainder Trust of Susan Anne Brasel	27,500	6,500	*	19,000	*
Calibrated Technologies Inc.	100,000	52,000	*	152,000	*
Steven C Cooper	20,000	10,400	*	30,400	*
Glen S Davis(2)	30,000	15,600	*	45,600	*
Michael Lee Davis	35,000	18,200	*	53,200	*
Steven Diamond	25,000	13,000	*	38,000	*
Dr David Dreyfuss	50,000	26,000	*	76,000	*
Jerome L Dreyfuss	25,000	13,000	*	38,000	*
Robert Easton	40,000	20,800	*	60,800	*
Robert Easton PSP	60,000	31,200	*	91,200	*
Gerald Ferro	40,000	20,800	*	60,800	*
Robert Gallant	40,000	20,800	*	60,800	*
Garmus Living Trust DTD 10-17-02	10,000	5,200	*	15,200	*
Steven D Hamilton	20,000	10,400	*	30,400	*
Brian M Herman	22,500	11,700	*	34,200	*
David M Howitt	20,000	10,400	*	30,400	*
Salvatore Ianuzzi and Bonita Ianuzzi	25,000	13,000	*	38,000	*
Eamonn Keegan	60,000	31,200	*	91,200	*

Stephen H Kleemann Barbara A Kleemann TTEE The Kleemann Family 2004 REV TR	25,000	13,000	*	38,000	*
William Levin	25,000	13,000	*	38,000	*
Eshagh Malakan	25,000	13,000	*	38,000	*
Kate McKnight	30,000	15,600	*	45,600	*
David McReynolds	20,000	10,400	*	30,400	*
Doug Moreland	100,000	52,000	*	152,000	*
David Nahmias	10,000	5,200	*	15,200	*
Nathaniel Orme IRA	40,000	20,800	*	60,800	*
Dennis Pak and Cindy Pak	10,000	5,200	*	15,200	*
William Piper	100,000	52,000	*	152,000	*
Current Capital Corp	100,000	52,000	*	152,000	*
SHR Family Partners	200,000	104,000	1.3%	304,000	2.0%
Seymour Rosenthal IRA	50,000	26,000	*	76,000	*
Philip S Sassower 1996 Charitable Remainder Annuity Trust	200,000	104,000	1.3%	304,000	2.0%
Michael J Schneider	10,000	5,200	*	15,200	*
Bontan Corporation Inc	100,000	52,000	*	152,000	*
Les Shapiro	15,000	7,800	*	22,800	*
Kelda Sledz	22,500	11,700	*	34,200	*
James M Sullivan	10,000	5,200	*	15,200	*
Larry G Tanning	20,000	10,400	*	30,400	*
Holliday Park Realty Corp	10,000	5,200	*	15,200	*
Craig Wakehouse & Sherri Wakehouse	40,000	20,800	*	60,800	*
Gary Ziegler	25,000	13,000	*	38,000	*
Todd McKnight(2)	—	7,000	*	7,000	*
Howard Burns(2)	—	32,500	*	32,500	*
Paulson Investment Company(2)	—	5,500	*	5,500	*
The Shemano Group(2)	—	18,000	*	18,000	*
John P Green(2)	—	29,250	*	29,250	*
Gene Super(2)	—	6,750	*	6,750	*
Brian Herman(2)	—	4,950	*	4,950	*
Robert Dombrowski(2)	—	2,275	*	2,275	*
James StClair(2)	—	2,275	*	2,275	*
Carl Caserta	200,000	—	1.3%	200,000	1.3%
Asset Protection Fund	400,000	—	2.6%	400,000	2.6%
Eastgate Ltd	—	75,000	*	75,000	*
Global Project Finance AG	400,000	—	2.6%	400,000	2.6%
Elite Financial Communications LLC	—	100,000	*	100,000	*
Totals	3,000,000	1,323,500		4,323,500

*                    Less than 1%

(1)          For purposes of calculating beneficial ownership, shares of common stock which may be issued to that holder upon exercise of stock options or warrants within 60 days of this date are deemed to be outstanding.

(2)          NASD member.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       settlement of short sales entered into after the date of this prospectus;

•       broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•       a combination of any such methods of sale;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•       any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440. Each selling shareholder does not expect these commissions and discounts relating to its sales of securities to exceed what is customary in the types of transactions involved.

In connection with the sale of the securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities will be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the

Securities Act. Each selling shareholder has informed the company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders are deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale securities. There is no underwriter or coordinating broker acting in connection with the proposed sale or the resale securities by the selling shareholders.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume limitations pursuant to Rule 144(k) by selling shareholders who are not our affiliates under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

VALIDITY OF COMMON STOCK

Certain legal matters in connection with the securities offered by this prospectus have been passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.

EXPERTS

Our balance sheets as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2006 and 2005, incorporated by reference herein have been audited by Gordon Hughes & Banks, LLP, an independent registered public accounting firm, as stated in their consent appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically.

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the shares offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling shareholders.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•       our Annual Report on Form 10-KSB for the year ended December 31, 2006 (File No. 000-50875);

•       our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 (File No. 000-50875);

•       our Current Reports on Form 8-K and Form 8-K/A filed April 13, 2007, May 8, 2007, May 9, 2007 and May 16, 2007 (File No. 000-50875); and

•       our Information Statement dated October 26, 2004 (File No. 000-50875).

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

John D. Pougnet
Chief Executive Officer
Chief Financial Officer
XELR8 Holdings, Inc.
480 S. Holly Street
Denver, Colorado 80246
(303) 316-8577

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than selling agents discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$	???????
Legal fees and expenses		$10,000
Accounting fees and expenses		$10,000
Printing fees		$12,200
Miscellaneous fees and expenses		$60,000
Total		$137,200

Item 15.                 Indemnification of Directors and Officers

Our bylaws require us to indemnify, to the fullest extent authorized by Nevada law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or officer of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan.

Except with respect to stockholder derivative actions, the bylaw provisions generally state that the director or officer will be indemnified against reasonable expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts reasonably incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine.

Our articles of incorporation provide that we shall indemnify, to the fullest extent permitted by Nevada law, any person who is or was our director or officer against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was our director or officer or because he is or was serving another entity or employee benefit plan as our director or officer. We also have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

Nevada Revised Statute § 78.7502(1) provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in our right, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding. We may indemnify the officer or director for the above mentioned actions (1) if the officer or director is not liable pursuant to Nevada Revised Statute 78.138 (“Directors and officers: Exercise of powers; performance of duties; presumptions and considerations; liability to corporation and stockholders.”), or (2) if the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. Indemnification is also available with respect to any criminal action or proceeding, where the officer or director had no reasonable cause to believe his conduct was unlawful.

Nevada Revised Statute § 78.7502(2) provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that he is or was our director or officer, or is or was serving at the request of us as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit. We may indemnify the officer or director for the above mentioned actions (1) if he is not liable pursuant to Nevada Revised Statutes 78.138, or (2) if the officer or director acted in good faith and in a manner which he reasonably believed to be in or not opposed to our the best interests.

Nevada Revised Statute § 78.7502(3) provides that to the extent that our director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, we must indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation contain a provision to limit the personal liability of our directors for violations of their fiduciary duties. This provision eliminates each director’s liability to us or our stockholders, for monetary damages except (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) under Section 78.300 of the Nevada Revised Statutes providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty including any such actions involving gross negligence. It should be noted, however, that Section 78.300 has since been repealed by the Nevada legislature. As a result, to the extent our articles of incorporation would be deemed inconsistent with the Nevada Revised Statutes, such statutes should control.

Item 16.                 Exhibits

Exhibit Number	Description
5.1	Opinion of Gary A. Agron
23.1	Consent of Gordon, Hughes & Banks, LLP, independent registered public accounting firm
23.2	Consent of Gary A. Agron (contained in the opinion filed as Exhibit 5.1 hereto)

Item 17.                 Undertakings

A.    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Denver, Colorado, on May 24, 2007.

XELR8 HOLDINGS, INC.
By:	/s/ JOHN D. POUGNET.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 24, 2007.

Signature	Title
/s/ JOHN D. POUGNET	Chief Executive Officer (Principal Executive
John D. Pougnet	Officer)
/s/ JOHN D. POUGNET	Chief Financial Officer (Principal Financial and
John D. Pougnet	Accounting Officer)
/s/ DOUGLAS RIDLEY	President & Director
Douglas Ridley
/s/ EARNEST MATHIS, JR.	Chairman and Director
Earnest Mathis, Jr.
/s/ JOHN B. MCCANDLESS	Director
John B. McCandless
/s/ ANTHONY DIGIANDOMENICO	Director
Anthony DiGiandomenico
/s/ AJ ROBBINS	Director
AJ Robbins

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Gary A. Agron
23.1	Consent of Gordon, Hughes & Banks, LLP, independent registered public accounting firm
23.2	Consent of Gary A. Agron (contained in the opinion filed as Exhibit 5.1 hereto)